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Exhibit 5.1

June 2, 2004
Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center New York, New York 10080	CIBC World Markets Corp. 425 Lexington Avenue, 5th Floor New York, New York 10017
Credit Suisse First Boston LLC Eleven Madison Avenue New York, New York 10010-3629	RBC Capital Markets Corporation One Liberty Plaza, 2nd Floor 165 Broadway New York, New York 10006-1404
Citigroup Global Markets Inc. 390 Greenwich Street New York, New York 10013	Putnam Lovell NBF Securities Inc. 125 West 55th Street, 22nd Floor New York, New York 10019
J.P. Morgan Securities Inc. 270 Park Avenue, 7th floor New York, New York 10017	Scotia Capital (USA) Inc. One Liberty Plaza, 25th Floor 165 Broadway New York, New York 10006

Dear Sirs:

        As counsel for Hydro-Québec and Québec (the "Guarantor") in the matter of the proposed issue by Hydro-Québec of up to $2,000,000,000 in lawful money of the United States of America of its Medium-Term Notes Due Nine Months or More from Date of Issue (the "Notes") bearing the guarantee of the Guarantor as to principal, premium, if any, and interest (the "Guarantee"), as contemplated in the Distribution Agreement dated June 2, 2004 among Hydro-Québec, the Guarantor and yourselves (the "Distribution Agreement"), we have examined the following:

a)
a copy of Registration Statements Nos. 33-76074 and 333-112298 of Hydro-Québec and the Guarantor, filed with the Securities and Exchange Commission (the "SEC") on March 4, 1994 and January 29, 2004, respectively (such Registration Statements and all materials incorporated therein by reference being hereinafter called the "Registration Statement");

b)
copies of the prospectus dated February 2, 2004 forming part of the Registration Statements and all materials incorporated by reference therein and of the prospectus supplement relating to the Notes and dated June 2, 2004 (such prospectus, material and prospectus supplement being hereinafter called the "Prospectus");

c)
a signed copy of the Distribution Agreement and a copy of the form of Terms Agreement attached thereto (a "Terms Agreement") to be made between Hydro-Québec and an Agent or Agents purchasing Notes as principal for resale to others;

d)
a signed copy of the Fiscal Agency Agreement dated June 2, 2004 among Hydro-Québec, the Guarantor and The BNY Trust Company of Canada, as Fiscal Agent (the "Fiscal Agency Agreement");

e)
a signed copy of the Calculation Agency Agreement dated June 2, 2004 between Hydro-Québec and The BNY Trust Company of Canada as Calculation Agent (the "Calculation Agency Agreement");

f)
the forms of the Notes annexed as Exhibits A and B to the Fiscal Agency Agreement;

g)
a copy of By-Law No. 601 enacted by Hydro-Québec on February 9, 1994 to authorize the filing of Registration Statement No. 33-76074 and the issue and sale from time to time on the American market of debt securities and warrants to purchase debt securities of Hydro-Québec, as certified by an authorized representative of Hydro-Québec, as certified by an authorized representative of Hydro-Québec;

h)
a copy of By-Law No. 708 enacted by Hydro-Québec on November 7, 2003 to authorize the issue and sale from time to time on the American market of debt securities and warrants to purchase debt securities payable in lawful money of the United States of America, as certified by an authorized representative of Hydro-Québec;

i)
a copy of Order in Council number 265-94, passed by the Gouvernement du Québec on February 16, 1994, approving By-Law No. 601 of Hydro-Québec, as certified by an authorized representative of the Guarantor;

j)
a copy of Order in Council number 1270-2003, passed by the Gouvernement du Québec on December 3, 2003, approving By-Law No. 708 of Hydro-Québec in relation to debt securities of Hydro-Québec, as certified by an authorized representative of the Guarantor;

k)
a copy of By-Law No. 705 enacted by Hydro-Québec on March 14, 2003 to authorize the issuance and sale of the Notes, as certified by an authorized representative of Hydro-Québec (collectively with items g) and h) hereinabove the "By-Laws");

l)
a copy of Order in Council number 632-2003, passed by the Gouvernement du Québec on June 4, 2003, approving By-Law No. 705 of Hydro-Québec and authorizing the guarantee of the Notes by the Guarantor, as certified by an authorized representative of the Guarantor (collectively with items i) and j) hereinabove the "Orders in Council");

m)
a copy of Ministerial orderno FIN-3 of the Minister of Finance of Québec, dated July 7, 2003 (the "Ministerial Order") authorizing, inter alia, certain persons to conclude and sign on behalf of the Guarantor borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction, as certified by an authorized representative of the Ministère des Finances;

n)
a signed copy of a letter dated May 18, 2004 authorizing Mr. Michel Robitaille, Delegate General in New York, to sign all documents relating to the issuance and sale of the Notes on behalf of the Guarantor, as certified by an authorized representative of the Guarantor;

o)
a signed copy of a letter dated May 18, 2004 authorizing Mr. Michel Robitaille, Delegate General in New York, to sign all documents relating to the issuance and sale of the Notes on behalf of Hydro-Québec, as certified by an authorized representative of Hydro-Québec;

p)
a signed copy of a letter dated May 27, 2004, authorizing Mr. Michel Robitaille, Delegate General in New York, to sign on behalf of Hydro-Québec a Fiscal Agency Agreement with BNY Trust Company of Canada, as fiscal agent, in replacement of Bank of New York;

q)
a signed copy of a letter dated January 21, 2004 authorizing Mr. Michel Robitaille, Delegate General in New York, to sign on behalf of Hydro-Québec, all documents relating to the filing of registration statement No 333-12298, as certified by an authorized representative of Hydro-Québec;

r)
a signed copy of a letter dated January 26, 2004 authorizing Mr. Michel Robitaille, Delegate General in New York, to sign on behalf of the Guarantor, all documents relating to registration statement No 333-12298, as certified by an authorized representative of Guarantor;

s)
a certificate of an authorized representative of the Ministère des Finances of Québec dated June 2, 2004 as to authorized signatories of the Guarantor, their titles and specimen signatures;

t)
a certificate of an authorized representative of Hydro-Québec dated June 2, 2004 as to authorized signatories of Hydro-Québec, their titles and specimen signatures;

u)
a certificate of an authorized representative of Hydro-Québec dated June 2, 2004 pursuant to section 5(b) of the Distribution Agreement;

v)
a certificate of an authorized representative of the Ministère des Finances dated June 2, 2004 pursuant to section 5(c) of the Distribution Agreement;

w)
the legislative authority under which Hydro-Québec has been constituted and under which the Notes are issued and sold by Hydro-Québec and guaranteed by the Guarantor (the "Legislative Authority");

x)
the English Translations of the By-Laws, the Orders in Council and the Ministerial Order;

y)
the Income Tax Act of Canada and the Taxation Act of Québec; and

z)
such other documents and legislation as we have seen fit to examine for the purpose of this opinion.

Based on the foregoing, we advise you that, in our opinion:

  (i)
  Hydro-Québec is a duly constituted and existing corporation under the laws of Québec, with power to possess its properties and conduct its business as described in the Prospectus;

  (ii)
  the Notes have been duly authorized; and, under the applicable laws of Québec in effect on the date hereof, the Notes, when executed, issued, authenticated and delivered outside Québec and in accordance with the Legislative Authority and the Orders in Council, will have been duly executed, issued and delivered in accordance with the laws of Québec in effect on such date, and such Notes, the Distribution Agreement and the Fiscal Agency Agreement and the covenants therein contained will constitute valid and legally binding, direct and unconditional general obligations of Hydro-Québec enforceable against Hydro-Québec in accordance with their terms, subject to the qualifications set forth in paragraph (viii) herein, and subject furthermore to the provisions of Book X, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec could not be recognized and, where applicable, declared enforceable by a Québec court:

    1.
    the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

    2.
    the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

    3.
    a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

    4.
    the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce taxation obligations resulting from Québec law; or

    5.
    the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

  (iii)
  the Notes will rank equally among themselves and with the other debt securities issued by Hydro-Québec and outstanding on the date hereof;

  (iv)
  the Guarantee has been duly authorized; and under the applicable laws of Québec in effect on the date hereof, when the Guarantee is endorsed and authenticated in accordance with the Orders in Council and Ministerial Order of the Government of Québec applicable thereto in effect on such date, on any Notes issued, authenticated and delivered outside Québec, such Guarantee will have been duly executed in accordance with the laws of Québec in effect on such date and, subject to the qualifications set forth in (ii) above, such Guarantee will constitute a valid and legally binding, direct and unconditional general obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, and the full faith and credit of the Guarantor will be pledged for the payment of the principal of and premium, if any, and interest on the Notes and for the performance of the Guarantee; and all funds required to give effect to the Guarantee will be taken out of the Consolidated Revenue Fund of the Guarantor;

  (v)
  the Distribution Agreement, the Fiscal Agency Agreement and the Calculation Agency Agreement have been duly authorized, executed and delivered by Hydro-Québec in accordance with the By-Laws and Orders in Council;

  (vi)
  the Distribution Agreement and the Fiscal Agency Agreement have been duly authorized, executed and delivered by the Guarantor in accordance with the Orders in Council and the Ministerial Order of the Gouvernement du Québec applicable thereto;

  (vii)
  all necessary action has been duly taken by or on behalf of Hydro-Québec and the Guarantor, and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by each of Hydro-Québec and the Guarantor, as the case may be, of the Distribution Agreement, the Fiscal Agency Agreement, the Calculation Agency Agreement, any Terms Agreement, the Notes and the Guarantee, and for the issuance and sale of the Notes pursuant to the Distribution Agreement, any Terms Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance or sale and no authorizations or approvals under the laws of Canada are necessary therefor;

  (viii)
  neither Hydro-Québec nor the Guarantor enjoys, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of their obligations under the Distribution Agreement, the Fiscal Agency Agreement, the Notes and the Guarantee, subject to the following qualifications:

  1.
  the provisions of the Hydro-Québec Act which bar extraordinary recourses (quo warranto, mandamus and evocation) and injunctions against Hydro-Québec;

  2.
  the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec; and

  3.
  the general immunity of the Guarantor from compensation, set-off, acquisitive prescription, attachment and execution on a judgment; and

  (ix)
  there are no withholding taxes payable under the laws of Canada or Québec in respect of any Notes or premium, if any, or interest thereon unless all or any part of the interest or of any amount deemed by the Income Tax Act (Canada) ("Canadian Tax Act") to be interest payable on the Notes is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of a corporation. If any interest payable on a Note, or any amount deemed to be interest thereon, is to be calculated by reference to a criterion referred to above, such interest or amount, as the case may be, may be subject to Canadian non-resident withholding tax, subject to the following: no such withholding tax would apply if the Notes are "prescribed obligations" for these purposes. The regulations under the Canadian Tax Act provide that a prescribed obligation is a debt obligation the terms or conditions of which provide for an adjustment to the amount payable in respect of the obligation that is determined by reference to a change in the purchasing power of money and on which no amount payable, other than such an adjustment, is dependent or contingent upon or computed by reference to any of the criteria referred to above. There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of any Notes or premium, if any, or interest thereon by an owner who is not, nor is deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Notes in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Canadian Tax Act. There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Notes or premium, if any, or interest thereon.

        During the course of the preparation of the Registration Statement and Prospectus, we have participated in conferences and discussions with representatives of Hydro-Québec and the Guarantor, the Auditor General of Québec, your representatives and your counsel, during which the contents of the Prospectus and certain related matters were discussed.

        Based upon such participation and upon our examination of the documents referred to above, we have no reason to believe that, as of June 2, 2004, either the Registration Statement or the Prospectus contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; our opinion with respect to Canadian taxes under the captions "Description of the Securities" and "Canadian Tax Considerations" in the Prospectus is accurately described therein; in our opinion, the descriptions in the Registration Statement and Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and we do not know of any legal or governmental proceedings required to be described in the Prospectus which are not described as required, nor of any contracts or documents of a character required to be described in the Registration Statement or Prospectus or to be filed as exhibits to the Registration Statements which are not described and filed as required.

        In rendering the foregoing opinions:

a)
we have assumed that the Notes and Guarantee when issued will be duly delivered and authenticated and will conform to the forms thereof examined by us;

b)
we have assumed that, at the time of issue of any Notes, x) the aggregate initial offering price of the Notes and Medium-Term Notes Series B issued by Hydro-Québec pursuant to its By-Law No. 511 dated October 31, 1990, as further amended, outstanding upon issuance of such Notes, will not exceed U.S.$3,000,000,000 or the equivalent thereof in other currencies; y) the yield of such Notes does not exceed the applicable yield set forth in By-Law No. 705 of Hydro-Québec dated March 14, 2003; and z) such Notes are, at the time of their issuance and delivery, registered debt securities under the Registration Statement;

c)
we have assumed that the signatures on all documents examined by us are genuine;

d)
the foregoing opinions are limited to the laws of Québec and the laws of Canada applicable therein;

e)
for the purposes of the opinions expressed in paragraphs (ii) and (v), we have assumed that (i) there will not have occurred any change in the laws of Québec, the By-Laws, the Orders in Council or the Ministerial Order which affects the authorization, issuance or delivery of the Notes or the Guarantee or their validity, legally binding character or rank and (ii) that nothing in the terms and conditions of any Note to be issued as agreed between Hydro-Québec and the purchaser of such Note shall affect the validity of such Note or its legally binding character or rank; and

f)
we do not express any opinion or belief as to the financial statements or other financial data contained in the Registration Statements and Prospectus and we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained therein except for those made in the Prospectus under the caption "Description of the Securities", "Description of the Notes" and "Plan of Distribution" insofar as they relate to provisions of documents therein described and to the Notes.

        The foregoing opinions are expressed solely for the benefit of the addressees in connection with the proposed issue of the Notes. They are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior written consent.

Yours very truly,
(sgd) BÉLANGER SAUVÉ

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Exhibit 5.1